NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 25, 2013, pursuant
o the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(3) That on February 8, 2013
the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between YM BioSciences Inc.
and 3268218 Nova Scotia Limited, a wholly-owned subsidiary of Gilead Sciences, Inc. became effective on February 8, 2013. Each share of Common Stock of YM
BioSciences Inc. was converted into $2.95 in cash per share.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 11, 2013.